UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
TRANSCAT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL ONE
PROPOSAL TWO
PROPOSALS THREE AND FOUR
PROPOSAL THREE
PROPOSAL FOUR
PROPOSAL FIVE
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Table for Fiscal Year 2008
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
OTHER MATTERS

TRANSCAT, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 19, 2008

The annual meeting of shareholders of Transcat, Inc. will be held at the company’s headquarters, which are located at 35 Vantage Point Drive, Rochester, New York 14624, on Tuesday, August 19, 2008, at 12:00 noon, local time, for the following purposes, which are more fully described in the accompanying proxy statement:

•	to elect three directors;

•	to fix the number of directors constituting the board of directors at nine;

•	to amend Article II, Section 3 of the company’s code of regulations (or bylaws) to be consistent with Section 1701.58 of the Ohio Revised Code which provides in the context of a classified board that shareholders may only remove a director for cause, and to change the voting requirements for such removal;

•	to amend Article XI of the company’s code of regulations to allow the board of directors to amend certain provisions of the code of regulations;

•	to ratify the selection of BDO Seidman, LLP as the company’s independent registered public accounting firm for the fiscal year ending March 28, 2009; and

•	to transact such other business as may properly come before the annual meeting or at any adjournments thereof.

The board of directors has fixed the close of business on July 1, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Charles P. Hadeed
President, Chief Executive Officer
and Chief Operating Officer

Rochester, New York
July 8, 2008

TRANSCAT, INC.

PROXY STATEMENT
2008 ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the board of directors of Transcat, Inc., an Ohio corporation, for use at the annual meeting of shareholders to be held on Tuesday, August 19, 2008, at 12:00 noon, local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders.

Location of Annual Meeting

The annual meeting will be held at our headquarters, which are located at 35 Vantage Point Drive, Rochester, New York 14624.

Principal Executive Offices

Our principal executive offices are located at 35 Vantage Point Drive, Rochester, New York 14624, and our telephone number is (585) 352-7777.

Mailing Date

These proxy solicitation materials are first being mailed by us on or about July 8, 2008 to all shareholders entitled to vote at the annual meeting.

Record Date and Outstanding Shares

Shareholders of record at the close of business on July 1, 2008, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. We have one class of shares outstanding, designated common stock, $0.50 par value per share. As of the record date, [          ] shares of our common stock were issued and outstanding.

Solicitation of Proxies

We are making this solicitation of proxies, and we will bear all related costs. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on our behalf, in person or by telephone or facsimile, by our directors, officers and employees, none of whom will receive additional compensation for doing so. In addition, we have retained Regan & Associates, Inc., a professional solicitation firm, which will assist us in delivering proxy material and soliciting proxies for a fee of approximately $12,000.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation, at any time before it is voted, by either:

•	delivering a written notice of revocation or a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from the broker, bank or other nominee confirming both (1) your beneficial ownership of the shares and (2) that the broker, bank or other nominee is not voting the shares at the meeting.

Voting; Cumulative Voting

Generally, each shareholder is entitled to one vote for each share held as of the record date. With respect to the election of directors, shareholders can cumulate their votes in certain circumstances. Cumulative voting is a system of voting whereby each shareholder receives a number of votes equal to the number of shares that the shareholder holds as of the record date multiplied by the number of directors to be elected. Thus, for example, if you held 100 shares as of the record date, you would be entitled to cast 300 votes (100, the number of shares held, multiplied by three, the number of directors to be elected) for the election of directors. Cumulative voting can be used only for the election of directors and is not permitted for voting on any other proposal.

To employ cumulative voting at the annual meeting, you must notify the president, a vice president or the corporate secretary that you desire that cumulative voting be used at the annual meeting for the election of directors. Such notice must be in writing, and it must be given at least 48 hours before the time fixed for holding the annual meeting. In addition, a formal announcement must be made at the commencement of the annual meeting by the chairman, the corporate secretary or by or on behalf of you, stating that such notice has been given.

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions on such proxies. If no specific instructions are given, all shares represented by proxies will be voted:

•	FOR the election of the three nominees for directors named in this proxy statement;

•	FOR approval to fix the number of directors constituting the board of directors at nine;

•	FOR approval of the amendment to Article II, Section 3 of the company’s code of regulations to be consistent with Section 1701.58 of the Ohio Revised Code which provides in the context of a classified board that shareholders may only remove a director for cause, and to change the voting requirements for such removal;

•	FOR approval of the amendment to Article XI of the company’s code of regulations to allow the board of directors to amend certain provisions of the code of regulations; and

•	FOR the ratification of the selection of BDO Seidman, LLP as the company’s independent registered public accounting firm for the fiscal year ending March 28, 2009.

Shares represented by proxies may also be voted for such other business as may properly come before the annual meeting or at any adjournment or postponement thereof.

Quorum

A quorum is required for shareholders to conduct business at the annual meeting. Our code of regulations provides that a quorum will exist at the annual meeting if the holders of a majority of the outstanding shares of our common stock are present, in person or by proxy, at the annual meeting.

Vote Required

The table below shows the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum at the annual meeting.

Proposal	Vote Required

1. Election of three directors	Plurality of the votes duly cast at the annual meeting
2. To fix the number of directors constituting the board of directors at nine	Majority of the votes present at the annual meeting
3. Approval of the amendment to Article II, Section 3 of the company’s code of regulations to be consistent with Section 1701.58 of the Ohio Revised Code which provides in the context of a classified board that shareholders may only remove a director for cause, and to change the voting requirements for such removal
75% of the issued and outstanding shares
4. Approval of the amendment to Article XI of the company’s code of regulations to allow the board of directors to amend certain provisions of the code of regulations	75% of the issued and outstanding shares
3. Ratification of the selection of BDO Seidman, LLP as the company’s independent registered public accounting firm for the fiscal year ending March 28, 2009	Majority of the votes duly cast at the annual meeting*

*	The selection of BDO Seidman, LLP is being presented to our shareholders for ratification. The audit committee will consider the outcome of this vote when selecting the company’s independent registered public accounting firm for subsequent fiscal years.

Abstentions

Shares that abstain from voting on one or more proposals to be acted on at the annual meeting are considered to be present for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement.

Abstentions will have no effect on the election of directors, provided each nominee receives at least one vote.

Abstentions will have no effect on the proposal to ratify the selection of the company’s independent registered public accounting firm because, as noted above, to be approved that proposal must receive a majority of the votes cast at the annual meeting on the proposal and shares that abstain from voting on the proposal are not be deemed to be cast on the proposal.

Abstentions will have the same effect as a vote against the proposal to fix the number of directors constituting the board of directors at nine, the proposal to amend Article II, Section 3 of the company’s code of regulations to be consistent with Section 1701.58 of the Ohio Revised Code which provides in the context of a classified board that shareholders may only remove a director for cause, and to change the voting requirements for such removal, and the proposal to amend Article XI of the company’s code of regulations to allow the board of directors to amend certain provisions of the code of regulations because, as noted above, to be approved, the proposal to fix the number of directors constituting the board of directors at nine must receive a majority of the votes present at the meeting and the two proposals to amend the company’s code of regulations must receive the affirmative vote of 75% of the issued and outstanding shares of our common stock, and shares that abstain from voting on these proposals will not count towards the number of shares required to approve the proposals.

Broker Non-Votes

Under the rules governing brokers who have record ownership of shares that they hold in “street name” for their clients — who are the beneficial owners of such shares — brokers have the discretion to vote such shares on routine matters, such as director elections and the ratification of the selection of an independent registered public accounting firm, but not on non-routine matters, such as the proposals to fix the number of directors and to amend the company’s code of regulations. A “broker non-vote” occurs when shares held by a broker are not voted on a non-routine proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares in the absence of such instructions.

Shares subject to broker non-votes are considered to be present for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement.

Because the proposals to elect directors and ratify the selection of the company’s independent registered public accounting firm are considered to be routine matters, they cannot give rise to broker non-votes.

Broker non-votes could occur with respect to the proposal to fix the number of directors constituting the board of directors at nine, the proposal to amend Article II, Section 3 of the company’s code of regulations to be consistent with Section 1701.58 of the Ohio Revised Code which provides in the context of a classified board that shareholders may only remove a director for cause, and to change the voting requirements for such removal, and the proposal to amend Article XI of the company’s code of regulations to allow the board of directors to amend certain provisions of the code of regulations. For those proposals, a broker non-vote will have the same effect as a vote against the proposal because, as noted above, to be approved, the proposal to fix the number of directors constituting the board of directors at nine must receive a majority of the votes present at the meeting and the two proposals to amend the company’s code of regulations must receive the affirmative vote of 75% of the issued and outstanding shares of our common stock, and shares that are not voted on these proposals will not count towards the number of shares required to approve the proposals.

Annual Report to Shareholders and Annual Report on Form 10-K

We have enclosed our 2008 annual report to shareholders with this proxy statement. Our annual report on Form 10-K for the fiscal year ended March 29, 2008, as filed with the Securities and Exchange Commission, is included in the 2008 annual report. The 2008 annual report includes our audited consolidated financial statements, along with other information about us, which we encourage you to read.

You can obtain, free of charge, an additional copy of our Form 10-K by:

•	accessing our internet website, www.transcat.com, and going to the “Investor Relations” section of the “About Us” menu;

•	writing to us at: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary; or

•	telephoning us at 585-352-7777.

You can also obtain a copy of our annual report on Form 10-K and all other reports and information that we file with, or furnish to, the Securities and Exchange Commission from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

The information contained on our website is not a part of this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees Proposed for Election as Directors for a Term Expiring in 2010

Our code of regulations provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, only a portion of our board of directors is elected each year.

The number of directors is currently fixed at eleven. However, as a result of the resignation of one director in October 2007 and another director in May 2008, nine directors are currently serving on our board. Rather than fill the two vacancies created by these resignations (including one vacancy in the class whose term is expiring at this annual meeting), the board of directors believes it is in the best interest of the company to reduce the size of the board from 11 to nine members and is asking shareholders to approve a proposal to fix the number of directors constituting the board at nine members, as described in proposal 2 of this proxy statement.

At this year’s annual meeting, shareholders are being asked to elect three directors to hold office for a term expiring in 2011 or until each of their successors is duly elected and qualified. Based on the recommendation of the corporate governance and nominating committee, we have nominated Richard J. Harrison, Harvey J. Palmer and John T. Smith, all of whom are currently serving as directors.

We recommend the election of the three nominees named in this proxy statement, and unless authority to vote for one or more of the nominees is specifically withheld according to the instructions on your proxy card, proxies in the enclosed form will be voted FOR the election of Mr. Harrison, Dr. Palmer and Mr. Smith. The votes represented by such proxies may be cumulated if proper notice is given (see “Voting; Cumulative Voting” on page 2 of this proxy statement).

We do not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, determine. However, proxies in the enclosed form cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Director
Name and Background	Since

Richard J. Harrison, age 62, is senior vice president-retail loan administration at Five Star Bank (the successor to the National Bank of Geneva), a position he has held since July 2003. From January 2001 through January 2003, he served as executive vice president and chief credit officer of the Savings Bank of the Finger Lakes. Prior to that, he served as an independent financial consultant (January 1999 through January 2000) and held senior executive management positions with United Auto Finance, Inc.; American Credit Services, Inc. (a subsidiary of Rochester Community Savings Bank); and Security Trust Company/Security New York State Corporation (now Fleet/Bank of America).
2004
Dr. Harvey J. Palmer, age 62, is a professor at and dean of the Kate Gleason College of Engineering at Rochester Institute of Technology, Rochester, New York. Prior to that appointment, he was a professor of chemical engineering at the University of Rochester from 1971 through June 2000, where he also held positions of department chair and associate dean of graduate studies.	1987
John T. Smith, age 60, is our lead director and is chairman and chief executive officer of Brite Computers, Inc. (information technology consulting), which he joined in 1999. Prior to that, from 1997 to 1999, he was the president of JTS Chequeout Solutions, Inc. From 1980 to 1997, Mr. Smith was president of JTS Computer Services, Inc. Mr. Smith serves on the board of directors of the Monroe Community College Foundation and Croop LaFrance Inc.	2002

Directors Whose Terms Do Not Expire at the Annual Meeting

The following table provides certain information with respect to each of our directors whose term in office does not expire at the annual meeting.

	Director	Term
Name and Background	Since	Expires

Francis R. Bradley, age 62, retired in 2000 from E.I. DuPont de Nemours & Co., Inc., a global science and technology company, following a 32-year career. Mr. Bradley’s last DuPont position was founding business manager for the DuPont Instrumentation Center. Prior to that, he held a series of managerial positions, including engineering test center manager and materials engineering manager. He is currently an executive associate with Sullivan Engineering Company (engineering and construction) and consults independently on business and technology matters.	2000	2009
Charles P. Hadeed, age 58, is our president, chief executive officer and chief operating officer. Mr. Hadeed joined us in April 2002 as our vice president of finance and chief financial officer. He was named chief operating officer in October 2004 and president in May 2006. In April 2007, he was named chief executive officer, succeeding Carl E. Sassano, who was named executive chairman of the board. Prior to joining us, Mr. Hadeed most recently served as vice president-healthcare ventures group with Henry Schein Inc. Prior to that, he served as group vice president-operations at Del Laboratories Inc., and in various executive positions, including vice president-global lens care operations, president-oral care division, vice president-operations-personal products division and vice president/controller-personal products division during his 20 year career at Bausch & Lomb Incorporated. Mr. Hadeed serves on the board of directors of Rehabilitation Enterprises Inc. and DePaul Community Services.
	2007	2010
Nancy D. Hessler, age 62, joined Integrated People Solutions, Boulder, Colorado (strategic human resources consultant) as a vice president in March 2003. Prior to that, she was director of human resources of the wireless internet solutions group of Nortel Networks Corp., Rochester, New York (telecommunications systems) from October 1998 until June 2002. From May 1996 until September 1998, she was group manager of human resources for Rochester Gas and Electric Corporation, Rochester, New York (public utility). From 1991 until May 1996, Ms. Hessler served as human resource manager of the advanced imaging business unit and as manager of sourcing for the general services division of Xerox Corporation. Ms. Hessler serves on the board of directors of Geva Theatre Center.
	1997	2010
Paul D. Moore, age 57, is a senior vice president of M&T Bank Corporation. He currently serves as senior credit officer overseeing all corporate lending activity in the Rochester, Buffalo and Binghamton, New York markets. During his 29-year career at M&T Bank, he has been the commercial banking manager for the Rochester, New York market and has held various commercial loan positions in Buffalo, New York.	2001	2010
Alan H. Resnick, age 64, is president of Janal Capital Management LLC (investment management), a position he has held since August 2004 after a 31-year career at Bausch & Lomb Incorporated. Mr. Resnick served as vice president and treasurer and a member of Bausch & Lomb’s corporate strategy board until his retirement in October 2004. He also served as a member of the advisory board of FM Global, a leading property insurance carrier, until his retirement. Mr. Resnick is treasurer and a member of the board of directors of the Monroe Community College Foundation and serves on boards and committees for several not-for-profit organizations in the greater Rochester, New York area.
	2004	2009

	Director	Term
Name and Background	Since	Expires

Carl E. Sassano, age 58, is our chairman of the board. From April 2007 to May 2008, he served as our executive chairman of the board. Mr. Sassano became our president and chief executive officer in March 2002 and was named chairman of the board in October 2003. In May 2006, he ceased serving as our president when Charles P. Hadeed assumed that position. Mr. Sassano was president and chief operating officer of Bausch & Lomb Incorporated in 1999 and 2000. He also held positions in Bausch & Lomb as president, global vision care (1996-1999), president, contact lens division (1994-1996), group president (1993-1994) and president, Polymer Technology (1983-1992), a high growth subsidiary of Bausch & Lomb. Mr. Sassano is a trustee of Rochester Institute of Technology and Rochester-based public broadcaster WXXI, as well as a member of the board of directors of IEC Electronics Corp.
	2000	2009

PROPOSAL TWO

NUMBER OF DIRECTORS

Background and Purpose

Article II, Section 1 of our code of regulations (or by-laws), dealing with the size of our board of directors, currently provides that the board will consist of such number of directors, not less than three nor more than twelve, as may be fixed from time to time by a majority vote of the shares present at a meeting of shareholders. Currently, the size of the board of directors is fixed at 11 directors, with two unfilled vacancies created by resignations, one in the class whose term expires at this annual meeting and one in the class whose term expires at the 2009 annual meeting.

Rather than fill the two vacancies, the board of directors believes that it is in the best interest of the company to reduce the size of the board of directors to nine members and take the opportunity to reduce the compensation costs associated with board membership. Although the number of directors will be reduced, we believe that we will be able to maintain a high level of diversity of experience and points of view on the board and that the board’s membership will continue to consist of highly qualified individuals who can contribute their knowledge, experience and expertise to the management of the company. In addition, we believe that a nine-member board will not affect our ability to effectively satisfy our corporate governance requirements under the Sarbanes-Oxley Act of 2002, rules promulgated by the Securities and Exchange Commission and the rules of the Nasdaq Stock Market.

If this proposal is approved by our shareholders and the number of directors is fixed at nine, there will be no vacancies on the board of directors following the annual meeting. The reduction in the size of the board will not shorten the term of any incumbent director and no member of the board of directors will be removed from the board as a result of the reduction in number.

If this proposal is not approved by our shareholders, the board of directors will have the authority to fill the two vacancies pursuant to Article II, Section 2 of our code of regulations. After identifying and evaluating prospective candidates, the corporate governance and nominating committee will submit to the full board for consideration recommendations for candidates for appointment to the board of directors to fill such vacancies. The corporate governance and nominating committee’s procedures for identifying and evaluating candidates is described in “CORPORATE GOVERNANCE; Board Committees; Corporate Governance and Nominating Committee” on page 16 of this proxy statement.

Required Vote and Board Recommendation

The affirmative vote of at least a majority of the shares of common stock present at the meeting, in person or by proxy, is required to approve the proposal to fix the number of directors constituting the board of directors at nine.

The board recommends a vote in favor of the proposal to fix the number of directors at nine and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

If your shares are held by a broker, then please be sure to instruct your broker to vote your shares FOR this proposal. YOUR BROKER CANNOT VOTE YOUR SHARES FOR THIS PROPOSAL WITHOUT SPECIFIC INSTRUCTIONS FROM YOU TO DO SO.

PROPOSALS THREE AND FOUR

AMENDMENTS TO OUR CODE OF REGULATIONS

On May 6, 2008, the corporate governance and nominating committee approved amendments to our code of regulations to (i) amend Article II, Section 3 to be consistent with Section 1701.58 of the Ohio Revised Code which provides in the context of a classified board that shareholders may only remove a director for cause, and to change the voting requirements for such removal, and (ii) amend Article XI to allow the board of directors to amend certain provisions of the code of regulations, and recommended that the amendments be presented to our shareholders for their approval, as required by the code of regulations.

The board of directors believes that the adoption of these amendments will modernize the code of regulations, provide flexibility to the board of directors and shareholders to respond to the needs of the company, and is in the best interest of company and its shareholders. These amendments are not intended to diminish the rights of our shareholders.

The proposed amendments to the code of regulations are separated into two proposals to allow our shareholders to focus and vote on each proposal independently. Each proposal will be voted on separately, and the adoption or rejection of one proposal will not affect the adoption or rejection of the other proposal.

PROPOSAL THREE

AMENDMENT TO ARTICLE II, SECTION 3
REMOVAL OF DIRECTORS

Section 1701.58(C) of the Ohio Revised Code provides that a director serving on a classified board of a public company may only be removed for cause. In addition, Section 1701.58(C) provides that unless the articles of incorporation or code of regulations provide otherwise, directors serving on a classified board of directors of a public company may be removed for cause on the approval of a majority of the outstanding shares entitled to vote. Our existing code of regulations provides that a director may only be removed by the vote of the holders of seventy-five percent (75%) of all of the outstanding shares entitled to vote at any meeting called for such purpose, with or without assigning any cause.

In order to be consistent with Section 1701.58(C) regarding removal of a director only for cause, the board approved the amendment to Article II, Section 3 of our code of regulations to delete the reference to the removal of a director without cause.

In addition, the board of directors approved a change in the voting requirements in Article II, Section 3 from a seventy-five percent (75%) supermajority to a simple majority. In deliberating the advantages of the change in the voting requirement, the board of directors considered that, although supermajority voting requirements are designed to protect minority shareholder interests, many investors and others have begun to view supermajority voting provisions as conflicting with principles of good corporate governance because they can, either in appearance or in practice, be viewed as making it more difficult for shareholders to effect change and participate in decisions that are properly set before shareholders under state law.

The full text of amended Article II, Section 3, marked to show changes from the original version of Article II, Section 3 is as follows:

Section 3.  Removal.  All of the directors of a particular class, or any individual director may be removed from office ~~without assigning any~~ for cause, by the vote of the holders of ~~seventy-five percent (75%)~~ a majority of the outstanding shares entitled to vote thereon at any meeting of shareholders called for that purpose. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fill the unexpired term of any director removed shall be deemed to create a vacancy in the Board.

Required Vote and Board Recommendation

Our code of regulations requires that this proposed amendment to our code regulations must be approved by the affirmative vote of seventy-five percent (75%) of ~~the votes represented by all~~ the issued and outstanding shares of our common stock.

The board of directors recommends a vote in favor of this proposed amendment, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

If your shares are held by a broker, then please be sure to instruct your broker to vote your shares FOR this proposal. YOUR BROKER CANNOT VOTE YOUR SHARES FOR THIS PROPOSAL WITHOUT SPECIFIC INSTRUCTIONS FROM YOU TO DO SO.

PROPOSAL FOUR

AMENDMENT TO ARTICLE XI
FUTURE AMENDMENTS TO THE CODE OF REGULATIONS

On October 12, 2006, Section 1701.11 of the Ohio Revised Code was amended to allow boards of directors of Ohio corporations to make certain amendments to their codes of regulations without shareholder approval so long as such amendments do not divest or limit the shareholders’ power to adopt, amend or repeal the code of regulations of the corporation. Our existing code of regulations requires that all amendments be approved by shareholders. Many jurisdictions, such as Delaware, allow the board of directors of a corporation to amend their bylaws without shareholder approval. The Ohio Revised Code now gives Ohio corporations similar flexibility, subject to statutory limitations that prohibit directors from amending the regulations to effect changes in certain areas deemed by the Ohio legislature to be important substantive shareholder rights, such as to:

•	specify the percentage of shares a shareholder must hold in order to call a special meeting;

•	specify the length of time period required for notice of a shareholders’ meeting;

•	specify requirements for a quorum at a shareholders’ meeting;

•	define terms of office for directors or provide for classification of directors; and

•	delegate authority to committees of the board to adopt, amend or repeal regulations.

Our existing code of regulations provides that only shareholders may amend the code of regulations either (i) by the affirmative vote or written consent without a meeting of the holders of a majority of the voting power, or (ii) with respect to Article II, Sections 1, 2 and 3 and Article XI, by the affirmative vote or written consent without a meeting of shareholders holding seventy-five percent (75%) of all of the outstanding shares of common stock entitled to vote or consent to such proposals.

The proposed amendment to Article XI of our code of regulations would allow the board of directors to also amend the code of regulations without shareholder approval, except with respect to Article II, Sections 1, 2 and 3 and Article XI or unless a provision of the Ohio Revised Code reserves such authority to the shareholders. Accordingly, the board of directors will not be able to amend the code of regulations in any way that would conflict with the authority that is specifically reserved to shareholders, but rather will allow the board to make ministerial and other changes to the code of regulations without the time and expense of seeking shareholder approval.

This change is intended to reflect changes in Section 1701.11 of the Ohio Revised Code that now permit directors to make certain amendments to a corporation’s code of regulations without shareholder approval so long as such amendments do not divest or limit the shareholders’ power to adopt, amend or repeal the regulations of the corporation. The amendment to the Ohio Revised Code aligns Ohio with many other jurisdictions, such as Delaware, that also permit similar flexibility. Under the Ohio Revised Code, the board of directors will be required to promptly provide notice of such amendments to the shareholders. This amendment to the code of regulations will not affect the shareholders’ ability to amend the code of regulations.

The full text of amended Article XI, marked to show changes from the original version of Article XI is as follows:

This Code of Regulations may be amended, at any meeting of shareholders called for that purpose, by the affirmative votes of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, or without a meeting, by the written consent of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal, or by the board of directors, except that Article II, Sections 1, 2 and 3, and this Article XI may not be amended or repealed without the affirmative vote or consent in writing of the holders of record of shares entitling them to exercise seventy-five percent (75%) of the shares entitled to vote or consent to such proposal.

Required Vote and Board Recommendation

Our code of regulations requires that this proposed amendment to our code of regulations must be approved by the affirmative vote of seventy-five percent (75%) of ~~the votes represented by all~~ the issued and outstanding shares of our common stock.

The board of directors recommends a vote in favor of this proposed amendment, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

For the reasons described above, you are urged to vote your shares FOR approval of this proposed amendment to our code of regulations. If your shares are held by a broker, then please be sure to instruct your broker to vote your shares FOR this proposal. YOUR BROKER CANNOT VOTE YOUR SHARES FOR THIS PROPOSAL WITHOUT SPECIFIC INSTRUCTIONS FROM YOU TO DO SO.

PROPOSAL FIVE

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP served as our independent registered public accounting firm for fiscal year 2008.

The audit committee has selected BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2009. This selection is being presented to our shareholders for ratification at the annual meeting. The audit committee will consider the outcome of this vote in its future discussions regarding the selection of the company’s independent registered public accounting firm for subsequent fiscal years.

The board of directors recommends a vote FOR the proposal to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2009, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR this proposal.

We have been advised by BDO Seidman, LLP that a representative will be present at the annual meeting and will be available to respond to appropriate questions. We intend to give such representative an opportunity to make a statement if he or she should so desire.

Fees Paid to BDO Seidman, LLP

The following table shows the fees for professional services provided by BDO Seidman, LLP during the fiscal year ended March 29, 2008, which is referred to as fiscal year 2008 in this proxy statement, and the fiscal year ended March 31, 2007, which is referred to in this proxy statement as fiscal year 2007.

	Fiscal Year 2008	Fiscal Year 2007

Audit Fees	$199,039	$200,713
Audit-Related Fees	—	—
Tax Fees	—	—

Total	$199,039	$200,713

Audit Fees

Audit fees paid to BDO Seidman, LLP during fiscal year 2008 and fiscal year 2007 were for professional services rendered for the audit of our annual consolidated financial statements and reviews of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

We paid no audit-related fees to BDO Seidman, LLP during fiscal year 2008 or fiscal year 2007.

Tax Fees

We paid no tax fees to BDO Seidman, LLP during fiscal year 2008 or fiscal year 2007.

Pre-Approval of Fees by Audit Committee

In accordance with applicable laws, rules and regulations, our audit committee charter requires that the audit committee have the sole authority to review in advance and pre-approve all audit and permitted non-audit fees for services provided to us by our independent registered public accounting firm. The audit committee has pre-approved all such fees paid to BDO Seidman, LLP.

Policy on Pre-Approval of Retention of Independent Registered Public Accounting Firm

The engagement of BDO Seidman, LLP for non-audit accounting and tax services, if required, is limited to those circumstances where the services are considered integral to the related audit services or where there is another compelling rationale for using the services of BDO Seidman, LLP.

All audit services for which BDO Seidman, LLP was engaged were pre-approved by the audit committee. The audit committee may delegate to one or more designated members of the audit committee the authority to grant required pre-approval of audit and permitted non-audit services. The decision of any member to whom authority is delegated is required to be presented to the full audit committee at its next scheduled meeting.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of the services described above was compatible with maintaining the independence of BDO Seidman, LLP and determined that the provision of such services was compatible with such firm’s independence. For each of fiscal year 2008 and fiscal year 2007, BDO Seidman, LLP provided no services other than those services described above.

REPORT OF THE AUDIT COMMITTEE1

The audit committee of the board of directors is currently comprised of four members of the board of directors, each of whom the board of directors has determined is independent under the independence standards of the Nasdaq Stock Market and applicable Securities and Exchange Commission rules. The audit committee assists the board of directors in overseeing the company’s accounting and financial reporting processes and financial statement audits. The specific duties and responsibilities of the audit committee are set forth in the audit committee charter, which is available on our website at www.transcat.com under the “Investor Relations” section of the “About Us” menu.

The audit committee has:

•	reviewed and discussed the company’s audited consolidated financial statements for fiscal year 2008 with the company’s management and the company’s independent registered public accounting firm;

•	discussed with the company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received and discussed the written disclosures and the letter from the company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the company’s independent registered public accounting firm its independence.

Based on these reviews and discussions with management and the independent registered public accounting firm, and the report of the independent registered public accounting firm, the audit committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for fiscal year 2008 be included in the company’s annual report on Form 10-K for fiscal year 2008 for filing with the Securities and Exchange Commission.

The audit committee selects the company’s independent registered public accounting firm annually and has submitted such selection for the ratification by shareholders at the company’s annual meeting.

Audit Committee:

Richard J. Harrison, Chair
Francis R. Bradley
Paul D. Moore
Harvey J. Palmer

 1 The material in this report is not deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

CORPORATE GOVERNANCE

Board Meetings

The board of directors held six meetings during fiscal year 2008. Each director then in office attended at least 75% of the total of such board meetings and meetings of board committees on which he or she served, with the exception of Mr. Smith who attended 70% of such meetings.

Executive Sessions; Lead Director

Our independent directors met in regularly scheduled executive sessions, without management present, during fiscal year 2008, as required by the listing standards of the Nasdaq Stock Market. The meetings of our independent directors are coordinated by Mr. Smith, who serves as the lead director of the independent directors.

Board Committees

The board of directors has established, among other committees, an audit committee, a corporate governance and nominating committee and a compensation committee. Each committee acts pursuant to a written charter adopted by the board of directors. The current charter for each board committee is available on our website, www.transcat.com under the “Investor Relations” section of the “About Us” menu.

Audit Committee

The current members of the audit committee are Mr. Harrison (chair), Mr. Bradley, Mr. Moore and Dr. Palmer. The board has determined that each of Mr. Harrison, Mr. Bradley, Mr. Moore and Dr. Palmer is independent pursuant to the independence standards of the Nasdaq Stock Market and applicable Securities and Exchange Commission rules. The board of directors has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. The board of directors has designated Mr. Harrison as an “audit committee financial expert” in accordance with applicable Securities and Exchange Commission rules. The board determined that Mr. Harrison qualifies as an “audit committee financial expert” by virtue of his more than 30-year career in banking and finance. The board of directors has determined that Mr. Moore would also qualify as an “audit committee financial expert” by virtue of his 29-year career in banking and corporate lending.

The audit committee serves as an independent and objective party to monitor our financial reporting process and internal control system; retains, pre-approves audit and permitted non-audit services to be performed by, and directly consults with, our independent registered public accounting firm; reviews and appraises the services of our independent registered public accounting firm; and provides an open avenue of communication among our independent registered public accounting firm, financial and senior management and the board of directors. Our audit committee charter more specifically sets forth the duties and responsibilities of the audit committee.

The audit committee is also responsible for preparing the committee’s report that Securities and Exchange Commission rules require be included in our annual proxy statement, and performing such other tasks that are consistent with its charter.

The audit committee held four meetings during fiscal year 2008. The audit committee’s report relating to fiscal year 2008 appears on page 15 of this proxy statement.

Corporate Governance and Nominating Committee

The current members of the corporate governance and nominating committee are Mr. Smith (chair) and Mr. Resnick. The board has determined that each of Mr. Smith and Mr. Resnick is independent pursuant to the independence standards of the Nasdaq Stock Market.

The corporate governance and nominating committee is charged with identifying candidates qualified, consistent with criteria approved by the committee, to become directors and recommending that the board of directors nominate such qualified candidates for election as directors. The committee is also responsible for reviewing our code of regulations, shaping corporate governance, overseeing the evaluation of the board of directors, board committees and management, and performing such tasks that are consistent with the corporate governance and nominating committee charter.

The process followed by the corporate governance and nominating committee to identify and evaluate candidates includes requests to board members, the chief executive officer, and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates.

The corporate governance and nominating committee also considers and establishes procedures regarding recommendations for nomination to the board submitted by shareholders. Such recommendations for nomination, together with relevant biographical information, should be sent to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary. The qualifications of recommended candidates will be reviewed by the corporate governance and nominating committee.

In evaluating the suitability of candidates (other than our executive officers) to serve on the board of directors, including shareholder nominees, the corporate governance and nominating committee seeks candidates who are independent pursuant to the independence standards of the Nasdaq Stock Market and meet certain selection criteria established by the corporate governance and nominating committee from time to time. The corporate governance and nominating committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole.

The corporate governance and nominating committee did not meet during fiscal year 2008. The committee did meet in May 2008 to review and approve the amendments to our code of regulations that are included in this proxy statement as Proposals Three and Four.

Compensation Committee

The current members of the compensation committee are Mr. Resnick (chair), Ms. Hessler, Dr. Palmer and Mr. Smith. The board has determined that each of Mr. Resnick, Ms. Hessler, Dr. Palmer and Mr. Smith is independent pursuant to the independence standards of the Nasdaq Stock Market.

The compensation committee is responsible for establishing and implementing compensation programs for our executives and directors that further the intent and purpose of the company’s fundamental compensation philosophy and objectives. In addition, the compensation committee is responsible for reviewing and discussing with management the Compensation Discussion and Analysis that Securities and Exchange Commission rules require be included in our annual proxy statement, preparing the committee’s report that Securities and Exchange Commission rules require be included in our annual proxy statement, and performing such other tasks that are consistent with the compensation committee charter.

The compensation committee held four meetings during fiscal year 2008. The compensation committee’s report relating to fiscal year 2008 appears on page 28 of this proxy statement.

For more information on executive and director compensation, and the role of the compensation committee, see “Compensation Discussion and Analysis” beginning on page 20 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee: (1) was an officer or employee of the company or any of its subsidiaries during fiscal year 2008; (2) was formerly an officer of the company or any of its subsidiaries; or (2) had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission rules.

In addition, none of our executive officers served: (1) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) as a director of another entity, one of whose executive officers served on our compensation committee; or (3) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.

Shareholder Communications

Shareholders may send correspondence by mail to the full board of directors or to individual directors. Shareholders should address such correspondence to the board of directors or the relevant board members in care of: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

All shareholder correspondence will be compiled by our corporate secretary and forwarded as appropriate. In general, correspondence relating to corporate governance issues, long-term corporate strategy or similar substantive matters will be forwarded to the board of directors, one of the aforementioned committees of the board, or a member thereof for review. Correspondence relating to the ordinary course of business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications are usually more appropriately addressed by the officers or their designees and will be forwarded to such persons accordingly.

Director Attendance at Annual Meetings

Our policy is that all directors, absent special circumstances, should attend the company’s annual shareholder meetings. All of our directors then in office attended the 2007 annual meeting of shareholders.

Code of Ethics

We have a code of business conduct and ethics that is applicable to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. You can find our code of business conduct and ethics on our website, www.transcat.com, under the “Investor Relations” section of the “About Us” menu.

We will provide a printed copy of our code of business conduct and ethics to any shareholder who requests it by contacting our corporate secretary at 35 Vantage Point Drive, Rochester, New York 14624.

We intend to post any amendments to or waivers from our code of business conduct and ethics on our website.

EXECUTIVE OFFICERS

We are currently served by seven executive officers:

Charles P. Hadeed, age 58, is our president, chief executive officer and chief operating officer. Further information about Mr. Hadeed is set forth under “Election of Directors” on page 6 of this proxy statement.

John J. Zimmer, age 50, is our vice president of finance and chief financial officer. A certified public accountant, Mr. Zimmer served as executive vice president and chief financial officer of E-chx, Inc. prior to joining us. Prior to joining E-chx, Inc. in October 2003, he was a principal with the public accounting firm of DeJoy, Knauf & Blood, LLP. Prior to that, Mr. Zimmer served for four years as vice president-finance and treasurer of Choice One Communications Inc. Prior to joining Choice One, Mr. Zimmer was employed for seven years by ACC Corp., during which time he served as controller, then vice president-finance and later vice president and treasurer.

Jay F. Woychick, age 51, is our vice president of marketing and has served in this position since September 2000. Prior to joining us, Mr. Woychick was employed for 13 years by Polymer Technology, a Bausch & Lomb Incorporated subsidiary, serving as director of marketing and sales for the RGP Group, director of marketing for the RGP Group, senior marketing manager for the Practitioner Group, marketing manager-materials, and regional manager. He has also worked for Precision Cosmet Co., Inc. and Hartz Mountain Corporation in various sales and marketing positions from 1981 to 1987.

Rainer Stellrecht, age 58, is our vice president of laboratory operations and has served in this position since July 2007. Mr. Stellrecht, who joined us in 1977, has served in a number of positions with us during that time including senior director of laboratory operations and technical director.

John A. De Voldre, age 60, is our vice president of human resources and has been employed by us since 1971, serving in a number of different capacities during his tenure. Mr. De Voldre has worked in a human resources capacity for more than 25 years.

Lori L. Drescher, age 48, is our vice president of business processes improvement and training, a position she has held since January 2008. From October 2006 through December 2007, she served as our senior director of inside sales and customer service. Prior to joining us in October 2006 and from 2000, Ms. Drescher was president of Great-Co Learning Center, a management consulting firm that she established.

John P. Hennessey, age 59, is our vice president of sales. Prior to joining us in January 2008 and from June 1997, Mr. Hennessey served as vice president of marketing and sales at Sunstar Americas, Inc. (oral health care products) Prior to that, Mr. Hennessey served for more than 15 years in executive-level sales and marketing positions, including general manager, vice president and director-level positions, at Bausch & Lomb Incorporated and Johnson & Johnson.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Named Executive Officers

This proxy statement contains information about the compensation paid to our named executive officers during fiscal year 2008. For fiscal year 2008, in accordance with the rules and regulations of the Securities and Exchange Commission, we determined that the following officers were our named executive officers for purposes of this proxy statement:

•	Charles P. Hadeed, who held the titles of president, chief executive officer and chief operating officer during fiscal year 2008;

•	John J. Zimmer, who held the titles of vice president of finance and chief financial officer during fiscal year 2008;

•	Carl E. Sassano, who held the titles of chairman and chief executive officer for 10 days during fiscal year 2008 and executive chairman for the remainder of fiscal year 2008;

•	Jay F. Woychick, who held the title of vice president of marketing during fiscal year 2008; and

•	Rainer Stellrecht, who held the titles of vice president of laboratory operations (since July 2007) and senior director of laboratory operations during fiscal year 2008.

Compensation Discussion and Analysis

The following discussion analyzes our compensation policies and decisions for our named executive officers. The focus of the discussion is on fiscal year 2008. However, when relevant, the discussion covers actions regarding compensation for our named executive officers that were taken after the conclusion of fiscal year 2008.

Compensation Philosophy and Objectives

Our compensation program is designed to attract, motivate and retain a highly qualified and effective senior management team. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic company goals, which align the interests of each of our named executive officers with those of our shareholders. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations.

The objectives of our compensation program for our executive officers, including our named executive officers, are to motivate them to achieve our business objectives, to reward them for achievement, to foster teamwork, to support our core values and to contribute to the company’s long-term success. Our compensation policies for our named executive officers are designed to link pay to both performance, taking into account the level of difficulty associated with each executive officer’s responsibilities, and shareholder returns over the long term. We also seek to ensure that the compensation provided to our named executive officers remains competitive with the compensation paid to similarly situated executives in comparable positions at public companies of comparable size.

The key components of our compensation program have historically been base salary, cash performance incentive bonuses (the amount of which is dependent on both company and individual performance), stock options and restricted stock awards. We seek to ensure that total executive compensation corresponds to both corporate performance and the creation of shareholder value by placing our principal emphasis on variable, performance-based incentives through a combination of annual non-equity incentive awards (i.e., incentive cash bonuses) and long-term performance based equity awards.

Role of the Compensation Committee

The compensation committee of the board of directors has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy and objectives. The compensation committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to our other executive officers.

Setting Executive Compensation

Our compensation package for the named executive officers is designed to motivate them to achieve the business goals set by the company and to reward them for achieving such goals. Annually, the compensation committee reviews the total compensation payable to the named executive officers. The compensation committee reviews various reports and survey information as input to assess our cash compensation elements of annual base salary and annual incentive program as well as long-term equity compensation. The compensation committee’s review considers a number of factors, including:

•	each named executive officer’s role, responsibilities and performance during the year;

•	the compensation paid to officers in comparable positions at publicly-traded companies of comparable size;

•	overall corporate performance as measured against the company’s annual corporate goals;

•	the overall demands associated with the responsibilities of each named executive officer; and

•	the contribution made by each named executive officer as a member of the company’s senior management team.

The compensation committee assesses the market competitiveness of the compensation paid to our named executive officers by using a number of sources.

As outlined in the compensation committee charter, the committee has the authority to retain consultants and advisors, at the company’s expense, to assist in the discharge of the committee’s duties.

The compensation committee has engaged the services of First Niagara Benefits Consulting (formerly known as The Burke Group), a Rochester-based compensation consulting firm, to conduct a periodic review of the company’s total compensation program for the named executive officers. In preparation for these reviews, the company defines the roles and responsibilities of the named executive officers to ensure appropriate comparisons are made and accurate data is compiled. For example, our chief financial officer’s responsibilities are broader than the typical responsibilities of chief financial officers at other companies of comparable size.

First Niagara Benefits Consulting performed an analysis based on this information and provided the compensation committee with relevant survey and market data and alternatives to consider when making compensation decisions for the named executive officers. First Niagara Benefits Consulting advises the company on overall compensation strategy and incentive plan design. They do not provide advice on the compensation of individual named executive officers.

In making compensation decisions, it is difficult to obtain direct comparisons of our competitors as they are typically privately held companies or divisions of larger public corporations. To ensure we are competitive, the compensation committee generally evaluates and compares named executive officer compensation to similarly-situated executives of publicly-traded companies of comparable size.

The compensation committee also compares each element of total compensation against a group of publicly-traded companies of comparable size located in upstate New York with which the compensation committee believes we may compete for talent. The comparison group is currently comprised of Graham Corporation, IEC Electronics Corp., Performance Technologies, Incorporated and Ultralife Corporation. In addition, First Niagara Benefits Consulting identified a specific group of public companies engaged in business operations similar to ours, which included Universal Power Group (UPG), Tessco Technologies (TESS), Infosonics (IFON) and Industrial Distribution Group (IDGR). The compensation committee uses the compensation information compiled from these companies in an effort to assess the results of the company’s compensation objective for named executive officers to be competitive with this group of comparable companies.

A significant percentage of total compensation is placed at-risk through annual and long-term incentives. There are established guidelines and targets regarding the allocation between cash (short term) and equity (long-term) incentive compensation, which is contingent and variable, based on company results and individual performance. The compensation committee also reviews and considers the information provided by First Niagara Benefits Consulting as one of the factors in determining the level and mix of incentive compensation.

Role of the Executive Officers in Compensation Decisions

For fiscal year 2008, the board of directors made the compensation decisions for Mr. Hadeed based on recommendations of the compensation committee. The compensation committee conducted the annual performance evaluation and determined the compensation for Mr. Hadeed, which determination was ratified by the full board of directors.

The chief executive officer annually reviews the performance of each member of the senior management team (other than his own individual performance, which is evaluated and reviewed by the compensation committee). The chief executive officer provides the compensation committee with performance evaluations and planned salary increases for each member of the senior management team. Thereafter, the compensation committee reviews the recommendations of the chief executive officer.

Compensation Components

For fiscal year 2008, the principal components of compensation for the named executive officers were (1) base salary, (2) performance-based equity and non-equity incentive compensation, (3) long-term equity incentive compensation, (4) retirement benefits, and (5) perquisites and other personal benefits. Each of these components is described in turn below.

We utilize these components because we believe they provide an appropriate balance between fixed compensation (salary) and at-risk compensation, which creates short-term and long-term performance incentives that serve an important retention and motivational function. By following this approach, we provide our named executive officers with a measure of security in that they will receive a minimum expected level of compensation, while simultaneously motivating them to focus on business metrics that should result in a high level of short-term and long-term performance by the company. The mix of metrics used for our performance incentive plan and our 2003 Incentive Plan likewise provides a balance between short-term financial performance and long-term financial and stock performance. We believe that maintaining this compensation mix engenders a pay-for-performance orientation in our executives and is consistent with our stated compensation philosophy of providing compensation commensurate with performance.

Base Salary

We provide our named executive officers and our other executive officers with a base salary to compensate them, in part, for services rendered during the fiscal year. Base salaries for named executive officers are determined for each person based on qualifications, experience, position, scope of responsibilities and market and survey data. Performance-based merit salary adjustments are generally effective on the officer’s anniversary date of hire or promotion. Individual performance during the prior year as well as survey data is considered when determining the base salary for our named executive officers. Base salaries are designed so that salary opportunities for a given position will generally be the average of the base salary of similar executives at comparably-sized companies. Variations from this standard can occur when circumstances warrant it, such as the experience level of a candidate or the particular circumstances within a market. These objectives recognize the compensation committee’s expectation that, over the long term, the company will continue to increase shareholder value.

During its annual review of base salaries, the compensation committee primarily considers:

•	Market data provided by our outside consultant;

•	Comparisons to a local group of companies;

•	Internal reviews of compensation, both individually and relative to other officers; and

•	Individual performance.

Base salary levels are typically considered annually as part of the company’s performance review process as well as upon a promotion or other change in job responsibility. Annual merit-based increases, if any, to the base salaries of named executive officers (other than the chief executive officer) are determined by the chief executive officer and are generally consistent on a percentage basis with increases given to other non-officer employees.

The chairman of the board and compensation committee annually evaluate and provide feedback with respect to the chief executive officer’s performance and determine increases, if any, in the base salary.

Performance-Based Incentive Plans

The Transcat, Inc. 2003 Incentive Plan, as amended, which was approved by our shareholders, gives us the flexibility to design equity-based incentive compensation programs to promote achievement of corporate goals by key employees, encourage the growth of shareholder value and allow key employees to participate in the long-term growth and profitability of the company. For fiscal year 2008, we utilized the stock option and restricted stock award components of the 2003 Incentive Plan, which was consistent with our historical award practices since adoption.

We maintain a performance incentive plan, which is a cash incentive program designed to compensate key management members, as well as the named executive officers, based on their contributions to the achievement of specified corporate level fiscal financial objectives as well as achievement of individual performance goals. Incentive bonuses are based on a pre-determined percentage of an eligible participant’s base salary earned during the fiscal year. Payment of bonuses is expressly linked to successful achievement of the specified pre-established corporate goals, which the board of directors annually approves, and, for all participants except the chief executive officer and chief operating officer, individual performance goals, which are determined by the chief executive officer.

In addition to the corporate level and individual performance goals, the performance incentive plan also provides guidelines for the calculation of annual incentive-based compensation, subject to compensation committee oversight and modification. At its April 2007 meeting, the compensation committee approved the performance incentive plan for fiscal year 2008. At the meeting, the chief executive officer presented the compensation committee with a list of employees eligible to participate in the performance incentive plan for that year.

The performance incentive plan includes various incentive levels based on a participant’s position within the company, accountability and impact on company operations, with target award opportunities that are established as a percentage of base salary earned during the fiscal year. For fiscal year 2008, the targets varied from 40% of base salary earned for the chief executive officer to 10% for certain participating professional employees. The corporate level financial objectives are separated into five performance levels. Performance incentive awards can range from a minimum of 0% to a maximum of 150% of the targeted award depending on the level of performance achieved.

For fiscal year 2008, Mr. Hadeed’s performance incentive cash bonus was based only on actual corporate financial results as measured against specific pre-determined corporate financial objectives. For performance incentive plan awards for fiscal year 2008, Mr. Hadeed was compensated on the following corporate financial objectives: operating income, product sales and service revenue, of which each component accounted for 50%, 15% and 35%, respectively. All other performance incentive plan participants were evaluated 50% on the achievement of corporate financial objectives and 50% on individual performance as measured against approved objectives. An individual must achieve at least the minimum performance level against individual performance objectives to be eligible for any portion of the performance incentive cash bonus.

Generally, the target level for earnings and revenue are set in alignment with the company’s annual objectives with regard to its strategic plan and company performance. Payment of a portion of the awards under the performance incentive plan is based upon the achievement of such objectives for the current year. With respect to the corporate performance portion of the payment award, participants in the performance incentive plan receive:

•	No payment for the corporate financial objective portion of the performance incentive plan award unless the company achieves the minimum corporate performance level.

•	A pro rata payment, less than 100% of the target award opportunity, for the corporate financial objective portion of the performance incentive plan award if the company achieves or exceeds the minimum corporate performance level but does not achieve the target corporate performance level.

•	A payment of 100% of the target award opportunity for the corporate financial objective portion of the performance incentive plan award if the company achieves the target corporate performance level.

•	A pro rata payment of at least 100% but less than 150% of the target award opportunity for the corporate financial objective portion of the performance incentive plan award if the company exceeds the target corporate performance level but does not attain the maximum corporate performance level.

•	A payment of 150% of the target award opportunity for the corporate financial objective portion of the performance incentive plan award if the company achieves or exceeds the maximum corporate performance level.

Upon completion of the fiscal year, the compensation committee reviews the performance of the company against each pre-established corporate financial objective of the performance incentive plan comparing the actual fiscal year results to the pre-determined minimum, target and maximum levels for each objective and an overall percentage for the corporate financial objectives is calculated.

With respect to the individual performance portion of the payment award, the chief executive officer evaluates each officer’s accomplishments relative to their individual objectives, calculates a performance rating and provides summaries of performance to the compensation committee. Thereafter, the compensation committee reviews the individual summaries prepared by the chief executive officer and the individual performance portion of the incentive payment award.

For fiscal year 2008, Mr. Hadeed received $95,054, Mr. Zimmer received $55,504, Mr. Sassano received $30,294, Mr. Woychick received $48,449 and Mr. Stellrecht received $36,708 as their respective payments under the performance incentive plan. Although these incentive awards were earned in fiscal year 2008, payments were made on May 22, 2008. The amounts earned are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal year 2008 on page 29 of this proxy statement.

Long-Term Equity Incentive Compensation

Long-term incentive compensation has historically been equity-based and is designed to align the interests of named executive officers and other key employees to focus on long-term company performance. Long-term incentive compensation also provides an opportunity for the named executive officers and certain designated key employees to increase their ownership in the company through stock options and restricted stock awards, which align the interests of the recipients with the interests of the company’s shareholders, as well as providing an employee-retention benefit.

The compensation committee annually evaluates the use of equity-based awards and intends to continue to use this type of award as an integral component of the company’s overall executive compensation program. This evaluation also includes evaluating the mix and purpose of stock options, restricted stock and other equity-based awards. As with the other elements of total compensation, the long-term equity compensation levels of comparable companies were considered when determining appropriate long-term equity compensation levels for our named executive officers.

Past equity awards under the 2003 Incentive Plan have included stock options and restricted stock. Although we do not have an established policy regarding stock option and restricted stock awards to named executive officers and other key employees, we have typically made such awards on an annual basis. All stock options granted after October 2004 under the 2003 Incentive Plan have been non-qualified stock options. Prior to October 2004, all stock option awards were incentive stock options. Stock option awards have been granted with an exercise price equal to the closing price of our common stock on the date of grant, and accordingly, will have value only if the market price of the stock increases after that date.

The vesting of both stock options and restricted stock awards is established at the time of award and has and may continue to vary in coordination with the decisions underlying the award. Prior to July 2007, all stock options awarded under the 2003 Incentive Plan vested equally over a three year period following the date of grant with an exercise period of ten years. Restricted stock awards prior to July 2007 vested 50% immediately upon grant, with the balance vesting one year from the date of grant.

In July 2007, the award of stock options and restricted stock to the company’s executives was designed to align executive retention objectives of the company with longer term increases in the value of our stock. Accordingly, stock options granted in July 2007 again have a ten year exercise period however, they vest over a four year period as follows:

•	First year	0%
•	Second year	20%
•	Third year	20%
•	Fourth year	60%

In setting these new vesting schedules, the compensation committee considered the equity incentive vesting practices of comparable companies as well as the retention objectives of the awards. The compensation committee believes that the four year vesting period provides a strong retention incentive by requiring continued employment over a period of years for the awards to vest fully, while not having them vest so far in the future that the retention value is diluted.

Restricted stock awards in July 2007 were granted under the same terms as prior awards except that they vested immediately upon grant.

The long-term incentive compensation awards during fiscal year 2008 were divided between stock options and restricted stock. Stock options awarded took into account both the retention objective and the individual executive’s performance. Restricted stock awarded was a percentage of stock options awarded. In determining the allocation between stock options and restricted stock, the compensation committee considered several factors, including the practices of comparable companies and broader market data and trends provided by First Niagara Benefits Consulting.

For the last several years, the timing of annual executive equity awards has been in the months of July or August, subsequent to the filing of our proxy statement. Our compensation committee has decided to move the timing of that process to coincide with our compensation committee meeting held in April or May to allow us to incorporate the disclosure of those awards into our proxy statement on a more timely basis.

In addition to the equity incentive awards to named executive officers, senior management may recommend to the compensation committee an equity-based award to newly hired or promoted executives at any compensation committee meeting.

Retirement Benefits

The Long Term Savings and Deferred Profit Sharing Plan.  The Long Term Savings and Deferred Profit Sharing Plan is a tax-qualified defined contribution plan pursuant to which all U.S.-based employees, including the named executive officers, are eligible to participate if they meet certain qualifications. All employees are able to contribute the lesser of 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. The company matches 50% of the first 6% of pay that is contributed to the plan. All participant deferrals to the plan are fully-vested upon contribution, and all company matching contributions vest 33.3% per each year of qualifying service. The plan contains a discretionary deferred profit sharing component that was not utilized for fiscal year 2008.

Non-Qualified Deferred Compensation.  We do not have any non-qualified defined contribution or other deferred compensation plans.

Post-Retirement Plans.  All employees in the U.S. are eligible under certain conditions to participate in the post-retirement health benefit plan. In addition, officers and former officers of the company, including the named executive officers, are entitled to participate in dental and long-term care plans. Currently, Mr. Hadeed, Mr. Sassano and Mr. Stellrecht are the only named executive officers who have qualified to participate in the dental and long-term care plans.

The post-retirement health benefit plan for officers is a group health plan that provides benefits to eligible retired officers and their spouses. There are three kinds of benefits provided under the plan: (1) long-term care insurance coverage; (2) medical and dental insurance coverage; and (3) medical and dental premium reimbursement benefits. Officers who retire from active employment with the company on or after December 23, 2006 at age 55 or older with five or more years of continuous service and who do not work in any full-time employment (30 hours or more per week) after retirement are eligible to participate in the plan. For purposes of eligibility to participate in the plan, an individual is considered an officer if the individual has the title of vice president or higher or is the corporate controller.

Eligibility for medical and dental coverage and for long-term care coverage is also subject to the eligibility provisions contained in the subscriber contracts and coverage certificates through which benefits are provided.

Perquisites and Other Personal Benefits

The company provides named executive officers with perquisites and other personal benefits that the company and the compensation committee believe are reasonable and consistent with the company’s overall compensation objectives and that better enable the company to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The costs for the personal benefits described below for named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2008 on page 29 of this proxy statement.

Automobile Allowance.  Currently, seven officers, including all of the named executive officers except Mr. Sassano, are provided a monthly automobile allowance. Mr. Sassano received an allowance through April 2007.

Long-Term Care Insurance Coverage.  The company provides long-term care insurance coverage for all officers who reach age 55 and have five years of qualifying service with the company. An actively employed eligible officer may enroll the officer’s spouse in long-term care insurance coverage on the date the officer is first eligible for coverage.

The long-term care insurance coverage benefit under this plan consists of the company’s payment of the premium for the long-term care insurance coverage. The company’s payment for coverage continues through the end of the ten-year period measured from the commencement of long-term care insurance coverage. The long-term care insurance coverage is provided under individual insurance policies owned by the officer and eligible spouse. Eligibility for coverage under a policy is subject to the discretion of the insurance carrier through which coverage is provided and the company does not guarantee that any officer or eligible spouse will qualify for coverage. Currently, Mr. Hadeed, Mr. Sassano and Mr. Stellrecht are the only named executive officers who qualify to participate in this plan

Club Memberships.  Membership dues were reimbursed to Mr. Hadeed and Mr. Sassano on a 100% basis. Mr. Sassano’s reimbursement ceased in April 2007.

Subsequent Actions

On May 5, 2008, the compensation committee conducted the annual performance evaluation and determined the compensation for the chief executive officer. Thereafter, the chairman of the board and the chair of the compensation committee delivered the performance evaluation to the chief executive officer. During the course of compensation committee deliberations regarding the chief executive officer’s compensation, the chief executive officer was not present.

On May 5, 2008, the compensation committee approved a $20,000 increase in Mr. Hadeed’s salary to $285,000.

On May 6, 2008, Mr. Sassano, received a one-time award of $35,000. In addition, Mr. Sassano will provide consulting services to the company through February 2010 in exchange for a monthly consulting fee of $700.

In addition, the compensation committee also approved two changes to the company’s executive compensation program for the fiscal year ending March 28, 2009. These changes included the (1) increase of the targeted cash bonus award potential for executive officers under the performance incentive plan, and (2) award of performance-based restricted stock awards in place of stock options as a primary component of executive compensation.

As described above, the company’s performance incentive plan provides for performance-based, non-equity incentive cash awards if the company attains specific targeted performance goals and, for certain participants, if they attain specific individual targeted performance goals. Assuming these targets are met, Mr. Hadeed and Mr. Zimmer, among other executive officers, are eligible to receive awards under the performance incentive plan. The target non-equity incentive cash award amount as a percentage of base salary for Mr. Hadeed and Mr. Zimmer for the fiscal year ending March 28, 2009 were increased from their current levels to 55% and 45%, respectively. The performance factors as previously set forth in the performance incentive plan remain the same.

In addition, in lieu of stock options and time-based restricted stock, the compensation committee approved performance-based restricted stock awards to senior executives, including the named executive officers as follows: Mr. Hadeed — 20,000 shares, Mr. Zimmer — 6,000 shares, Mr. Woychick — 5,250 shares and Mr. Stellrecht — 4,406 shares. The performance-based restricted stock awards will vest after three years subject to the company achieving specific cumulative fully-diluted earnings per share objectives (“EPS”) over the eligible three-year period ending in fiscal year 2011. At such time, the holders of restricted stock will receive the following percentage of their restricted stock award if the company meets certain pre-determined EPS thresholds:

•	Maximum cumulative EPS — 125%

•	Target cumulative EPS — 100%

•	Midpoint cumulative EPS — 75%

•	Minimum cumulative EPS — 50%

Performance at the minimum, midpoint and target levels must be achieved to earn that award level. Awards will be pro-rated in the event performance is above the target level but less than the maximum.

Failure to achieve the minimum earnings per share will result in no shares awarded.

Stock Ownership Objectives

On May 5, 2008, the compensation committee approved stock ownership objectives for our executive officers and our board of directors. The compensation committee and the board of directors believe that stock ownership objectives are important to align the economic interests of our executive officers and our board with those of our shareholders. We expect our executive officers to achieve the specified ownership objective within five years of being named to an executive position and to make regular progress towards achieving the objective. The compensation committee has approved modifications, including potential reduction in cash incentive awards under our performance incentive plan, should the stock ownership progress towards the achievement of those objectives not be evident.

The stock ownership objective for our chief executive officer is an aggregate share value owned in an amount not less than 2.5 times his base salary and is generally 1.5 times the base salary for other senior executives.

The stock ownership objective for board members is 2.5 times annual base compensation.

Taxation and Accounting Compensation Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), places a limit of $1,000,000 on the amount of compensation to certain officers that may be deducted by the company as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by the shareholders. To qualify as performance-based compensation, the amount of compensation must depend on such officer’s performance against pre-determined performance goals established by a committee that consists solely of at least two “outside” directors who have never been employed by the company or its subsidiaries. All members of the compensation committee qualify as outside directors under the IRS definition.

Awards of stock options and restricted stock granted under our 2003 Incentive Plan constitute qualified performance-based compensation eligible for this exception. The compensation committee considers the applicability of Section 162(m) to our ongoing compensation arrangements, but believes it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility under Section 162(m) if, in the compensation committee’s judgment, it is in the company’s best interest to do so.

Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that does not comply with Section 409A. As we do not typically provide deferred compensation to our executive officers, such limitation does not impact the structure of our officer compensation programs.

The compensation committee also considers the accounting and cash flow implications of executive compensation. In our financial statements, we record salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the executive officers. Accounting regulations also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with SFAS 123R. However, the compensation committee deems that the advantages of equity compensation, as discussed elsewhere in this “Compensation Discussion and Analysis”, counterbalances the non-cash accounting expense associated with such equity compensation.

Compensation Committee Report2

The compensation committee, which is comprised entirely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement in accordance with Item 402(b) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Based on such review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Alan H. Resnick, Chair
Nancy D. Hessler
Harvey J. Palmer
John T. Smith

 2 The material in this report is not “soliciting material,” is not deemed to be filed with the Securities and Exchange Commission and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

Summary Compensation Table for Fiscal Year 2008

The following table shows information regarding the compensation paid to our named executive officers for services rendered in all capacities during fiscal year 2008 and fiscal year 2007. A narrative description of the various components of compensation paid to the named executive officers begins on page 22 of this proxy statement.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)(1)	($)	($)(2)(3)(4)	($)(3)(4)	($)(5)	($)(6)	($)

Charles P. Hadeed	2008	$269,135	—	$44,800	$169,450	$95,054	$76,804	$655,243
President, Chief Executive Officer and Chief Operating Officer	2007	$240,769	—	$13,193	$6,369	$91,974	$49,894	$402,199
John J. Zimmer	2008	$165,288	—	$26,163	$39,635	$55,504	$42,662	$329,252
Vice President of Finance and Chief Financial Officer	2007	$125,192	—	—	$9,244	$44,618	$19,410	$198,464
Carl E. Sassano	2008	$134,455	—	$55,995	$63,480	$30,294	$64,061	$348,285
Chairman of the Board	2007	$305,355	—	$18,385	$7,962	$116,646	$62,567	$510,915
Jay F. Woychick	2008	$157,553	—	$19,123	$22,121	$48,449	$40,709	$287,955
Vice President of Marketing	2007	$153,154	—	$7,258	$3,142	$39,422	$32,639	$235,615
Rainer Stellrecht	2008	$125,218	—	$818	$21,273	$36,708	$30,546	$214,563
Vice President of Laboratory Operations

(1)	The amounts shown include cash compensation earned and paid during fiscal year 2008. Mr. Sassano served as the company’s chief executive officer until April 10, 2007, on which date Mr. Hadeed succeeded him. Mr. Zimmer joined us on June 1, 2006.

(2)	Restricted stock awards were granted on July 30, 2007 to the named executive officers.

(3)	The dollar values of restricted stock and stock option awards shown in these columns are equal to the compensation cost recognized for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment, referred to in this proxy statement as SFAS No. 123R, except that no estimates for forfeitures have been included. SFAS No. 123R requires that the fair value of all share-based payments to employees, including awards of employee stock options, be measured on their grant date and either recognized as expense in the income statement over the requisite service period or, if appropriate, capitalized and amortized. A discussion of the assumptions used to calculate compensation cost and our SFAS No. 123R transitional methodology are set forth in Note 1 (General — Stock-Based Compensation) and Note 7 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended March 29, 2008.

(4)	Information regarding the shares of restricted stock and stock options granted to our named executive officers in fiscal year 2008 is shown in the 2008 Grants of Plan-Based Awards table on page [ ] of this proxy statement. The 2008 Grants of Plan-Based Awards table also shows the aggregate grant date fair value of the restricted stock and stock options granted during fiscal year 2008 as determined in accordance with SFAS No. 123R.

(5)	The amounts shown reflect payments made to the named executive officers on May 22, 2008 and May 22, 2007 based on our performance incentive plan.

(6)	The amounts shown reflect automobile allowances, the gross-up for income taxes on restricted stock awards, club membership dues, long-term care insurance premiums, as detailed in the table below, as well as the value of company benefits available to all employees, such as health, dental and life insurance benefits.

	Automobile	Income Tax	Club	Long-Term
	Allowance	Gross-Up	Membership	Care Insurance

Charles P. Hadeed	$13,487	$37,957	$3,500	$6,807
John J. Zimmer	$10,274	$18,247	—	—
Carl E. Sassano	$1,113	$47,228	$555	$7,082
Jay F. Woychick	$10,274	$15,024	—	—
Rainer Stellrecht	$7,530	$652	—	$8,774

2008 Grants of Plan-Based Awards

The following table shows information regarding the grants of annual contingent cash compensation, restricted stock awards and stock options during fiscal year 2008 to our named executive officers.

				All Other
			All Other Stock	Option Awards:	Exercise
		Estimated Future	Awards:	Number of	Price of	Grant Date Fair
		Payouts Under	Number of	Securities	Option	Value of Stock
	Grant	Non-Equity Incentive	Shares of Stock	Underlying	Awards	and Option
Name	Date	Plan Awards ($)(1)	or Units (#)(2)	Options (#)(3)	($/Sh)	Awards(4)

Charles P. Hadeed	5/05/2008	$95,054				—
	7/30/2007		5,422			$41,858
	7/30/2007			48,128	$7.72	$247,378
	4/10/2007			100,000	$5.24	$356,000
John J. Zimmer	5/05/2008	$55,504				—
	7/30/2007		3,389			$26,163
	7/30/2007			30,080	$7.72	$154,611
Carl E. Sassano	5/05/2008	$30,294				—
	7/30/2007		6,777			$52,318
	7/30/2007			60,160	$7.72	$309,222
Jay F. Woychick	5/05/2008	$48,449				—
	7/30/2007		2,289			$17,671
	7/30/2007			20,321	$7.72	$17,408
Rainer Stellrecht	5/05/2008	$36,708				—
	7/30/2007			15,947	$7.72	$81,551

(1)	The amounts shown in this column reflect the incentive compensation earned for fiscal year 2008 based on our performance incentive plan. These awards were paid on May 22, 2008. For more information regarding the Performance Incentive Plan, see “Performance-Based Incentive Plans” discussed in the Compensation Discussion and Analysis on page 23 of this proxy statement.

(2)	The amounts shown in this column reflect restricted stock awards. For the awards granted in July 2007, all of the shares vested immediately; for the awards granted in May 2008, the shares will vest over a three-year period on the achievement of certain performance objectives.

(3)	The amounts shown in this column reflect stock options granted to the named executive officers. For the options granted in July 2007, the options vest over a four year period (0%, 20%, 20% and 60%) and expire ten years from the date of grant.

(4)	The amounts in this column are equal to the aggregate fair value of the restricted stock and stock option grants computed in accordance with SFAS No. 123R. A discussion of the assumptions used to calculate the grant date fair value is set forth in Note 1 (General — Stock-Based Compensation) and Note 7 (Stock-Based Compensation) to the Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended March 29, 2008.

Outstanding Equity Awards at March 29, 2008

The following table shows information regarding the number of unexercised stock options and the number and value of unvested restricted stock awards as of March 29, 2008.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

Charles P. Hadeed	20,000	—		2.20	10/27/2013
	20,000	—		2.89	10/17/2014
	4,069	2,034	(1)	4.26	8/15/2015
	2,347	4,695	(2)	5.68	8/07/2016
	—	100,000	(3)	5.24	4/09/2017
	—	48,128	(5)	7.72	7/20/2017
John J. Zimmer	3,333	6,667	(2)	5.80	8/01/2016
	—	30,080	(5)	7.72	7/29/2017
Carl E. Sassano	7,263	3,632	(1)	4.26	8/15/2015
	2,934	5,869	(2)	5.68	8/07/2016
	—	60,160	(5)	7.72	7/29/2017
Jay F. Woychick	10,000	—		2.20	10/27/2013
	10,000	—		2.89	10/17/2014
	2,984	1,492	(1)	4.26	8/15/2015
	1,158	2,316	(2)	5.68	8/07/2016
	—	20,321	(5)	7.72	7/29/2017
Rainer Stellrecht	1,000	—		2.20	10/27/2013
	1,690	845	(1)	4.26	8/15/2015
	653	1,305	(2)	5.68	8/7/2016
	—	5,947	(4)	7.72	7/29/2017
	—	10,000	(5)	7.72	7/29/2017

(1)	These options will fully vest in August 2008.

(2)	These options vest in equal parts in August 2008 and August 2009.

(3)	These options vest in equal parts in April 2008, April 2009 and April 2010.

(4)	These options vest in equal parts in July 2008, July 2009 and July 2010.

(5)	These options vest 20% in July 2009, 20% in July 2010 and 60% in July 2011.

2008 Option Exercises and Stock Vested

The following table shows information regarding the number and value realized of stock options exercised and stock awards that vested during fiscal year 2008 for each of our named executive officers.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized on	Shares Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

Charles P. Hadeed	—	—	6,976	$53,482
John J. Zimmer	—	—	3,389	$26,163
Carl E. Sassano	—	—	8,719	$66,844
Jay F. Woychick	—	—	3,056	$23,408
Rainer Stellrecht	—	—	432	$3,231

(1)	The value realized on the vesting of restricted stock awards is based on the closing price of our common stock on the vesting date multiplied by the number of shares acquired.

Annual Salaries and Payments under the Performance Incentive Plan as a Percent of Total Compensation

The table below shows the annual base salaries and payments under the performance incentive plan paid to each of our named executive officers as a percent of each named executive officer’s total compensation for fiscal year 2008 and fiscal year 2007:

	2008	2007

Charles P. Hadeed	55.6%	82.7%
John J. Zimmer	67.1%	85.6%
Carl E. Sassano	47.3%	82.6%
Jay F. Woychick	71.5%	81.7%
Rainer Stellrecht	75.5%	— (1)

(1)	Mr. Stellrecht was not a named executive officer during fiscal year 2007.

Change-in-Control Arrangements

The company is a party to a change of control severance agreement with Mr. Hadeed. This agreement is designed to promote Mr. Hadeed’s continuity with the company.

On February 12, 2004, the company entered into change of control severance agreement with Mr. Hadeed. Pursuant to this agreement, if a change in control of the company occurs and the employment of Mr. Hadeed is terminated for any reason (other than voluntary resignation, death, disability, or retirement, or termination by the company for certain reasons) during the period beginning with the agreement for or announcement of a proposed change in control and ending 24 months following the change in control, we would be required to continue to pay him his full salary and bonus and continue his benefits for a period of 24 months following the date of termination of employment, and all stock grants, stock options and similar arrangements would immediately vest.

On April 19, 2006, the company entered into an amended change of control severance agreement with Mr. Hadeed. The amended agreement amends and restates the February 12, 2004 change of control severance agreement. The purpose of the amended agreement is to provide for compliance with 409A of the Internal Revenue Code and to provide Mr. Hadeed with the option to elect (at his discretion) to modify payments made to him in the event of termination of employment due to change in control in a manner that serves to reduce payments that would constitute “parachute payments” pursuant to section 280G of the Internal Revenue Code.

Assuming Mr. Hadeed’s employment was terminated on a change in control as of March 29, 2008, he would be entitled to receive:

•	his annual base salary of $265,000 for 24 months;

•	his annual bonus at standard of $106,000 for 24 months;

•	the value of his annual health care benefits in the amount of $25,000 for 24 months; and

•	the value of all unvested options (which would vest immediately) in the amount of $28,522, that being the difference between the exercise price of the options and the closing price of our common stock on March 29, 2008.

All of Mr. Hadeed’s restricted stock grants have fully vested and have not been factored into this analysis. In the aggregate, Mr. Hadeed would receive $770,572 under his amended change of control severance agreement assuming he was terminated on March 29, 2008.

Director Compensation

Cash Compensation

Each non-employee director receives an annual cash retainer of $10,000 per year, $1,500 for attendance at each board meeting, and $500 for attendance at each committee meeting on which that director serves. Our lead director receives an additional annual fee of $10,000, the chairperson of the audit committee receives an additional annual fee of $5,000, and the chairpersons of our other committees receive an additional annual fee of $2,500 each. These fees are paid quarterly. Mr. Bradley is also reimbursed for travel expenses for board and committee meetings he attends in person. During fiscal year 2008, the aggregate amount of such reimbursements received by Mr. Bradley was $5,403.

Equity Compensation

All warrants authorized for issuance under the Amended and Restated Directors’ Warrant Plan have been granted. Outstanding warrants continue to vest and are exercisable in accordance with the terms of the plan. In August 2006, the Company’s shareholders approved an amendment to the 2003 Incentive Plan permitting directors to participate in that plan.

Pursuant to the 2003 Incentive Plan, during fiscal year 2008, each non-employee director then in office received a stock option, expiring on August 22, 2017, to purchase 4,000 shares of common stock at an exercise price of $6.35 per share (the market price of the common stock on the grant date). Each option becomes exercisable pro rata with respect to one-third of the shares subject to the option on the first, second and third anniversaries of the date of grant.

On May 5, 2008, the compensation committee approved the following changes to director compensation: (1) each current non-employee director will be paid an annual cash payment of $13,200 in lieu of an annual stock option award at the board meeting following the company’s annual meeting of shareholders; (2) the chairman of the board will receive an annual retainer of $30,000 and the lead director will receive an annual retainer of $20,000. Once it is determined that the chairman is “independent” pursuant to the independence standards of the Nasdaq Stock Market, the chairman will receive an annual retainer of $40,000 and the lead director will receive an annual retainer of $10,000. In addition, newly-elected non-employee directors will be eligible to receive an initial five-year stock option grant of 10,000 shares of common stock that will vest immediately; however, 2,000 shares will expire each year if unexercised.

Director Summary Compensation Table

The following table shows information regarding the compensation paid to our-non-employee directors for their service during fiscal year 2008.

	Fees
	Earned or	Option
	Paid	Awards	All Other
Name	in Cash (1)	(2)(3)	Compensation		Total

Francis R. Bradley	$20,000	$3,228	$5,403	(4)	$42,003
E. Lee Garelick (5)	$18,500	$3,228	—		$35,200
Richard J. Harrison	$25,000	$3,228	—		$41,600
Nancy D. Hessler	$20,000	$3,228	—		$36,600
Robert G. Klimasewski (6)	$7,750	$3,228	—		$24,350
Paul D. Moore	$20,000	$3,228	—		$36,600
Cornelius J. Murphy (7)	$13,625	$3,228	—		$30,225
Harvey J. Palmer	$21,500	$3,228	—		$38,100
Alan H. Resnick	$23,000	$3,228	—		$39,600
John T. Smith	$27,500	$3,228	—		$44,100

(1)	These amounts include all fees earned by the directors during fiscal year 2008, including their annual retainer and all committee and board meeting fees.

(2)	Each non-employee director was granted a stock option to purchase 4,000 shares of our common stock during fiscal year 2008 under the 2003 Incentive Plan. The grant-date fair value of each such award, computed in accordance with SFAS No. 123R, was $16,600. The dollar value of the stock option awards shown in this column were calculated in accordance with SFAS No. 123R on the same basis as disclosed in footnote (3) to the 2008 Summary Compensation Table on page 29 of this proxy statement.

(3)	The table below shows the aggregate number of outstanding stock options and warrants (both vested and unvested) for each of our non-employee directors as of March 29, 2008:

	Stock Option
	Awards	Warrants

Francis R. Bradley	4,000	14,400
E. Lee Garelick	4,000	14,400
Richard J. Harrison	4,000	6,400
Nancy D. Hessler	4,000	14,400
Robert G. Klimasewski	—	—
Paul D. Moore	4,000	14,400
Cornelius J. Murphy	—	—
Harvey J. Palmer	4,000	14,400
Alan H. Resnick	4,000	6,400
John T. Smith	4,000	14,400

(4)	Mr. Bradley is reimbursed for travel expenses for board and committee meetings he attends in person.

(5)	After 12 years of service to us, Mr. Garelick resigned from the board of directors in May 2008.

(6)	After 25 years of service to us, Mr. Klimasewski resigned from the board of directors in August 2007.

(7)	After 16 years of service to us, Mr. Murphy resigned from the board of directors in October 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows certain information, as of July 1, 2008, regarding the only person known to us to be the record or beneficial owner of more than 5% of our common stock.

	Number of Shares	Percent
Name and Address	of Common Stock	of
of Beneficial Owner	Beneficially Owned	Class

Brown Advisory Holdings Incorporated 901 South Bond Street, Suite 400 Baltimore, MD 21231(1)	2,800,219	[ ]	%

(1)	This information as to the beneficial ownership of shares of the company’s common stock is based on Amendment No. 8 to Schedule 13G dated as of December 31, 2007 filed jointly with the Securities and Exchange Commission by Brown Advisory Holdings Incorporated, in its capacity as a parent holding company and Brown Advisory Securities, LLC, and is based on [ ] shares issued and outstanding. All of the shares shown are owned by clients of Brown Advisory Securities, LLC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Brown Advisory Holdings Incorporated and Brown Advisory Securities, LLC report shared dispositive power with respect to all 2,800,219 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The table below shows certain information regarding shares of our common stock held by (1) each of our directors; (2) each of our named executive officers, as defined on page 20 of this proxy statement; and (3) all of our directors and executive officers as a group.

	Number of Shares	Percent
	of Common Stock	of
Name of Beneficial Owner	Beneficially Owned(1)	Class(1)

Directors
Francis R. Bradley (2)	36,272
Charles P. Hadeed (3)	196,329
Richard J. Harrison (4)	22,934
Nancy D. Hessler (5)	42,433
Paul D. Moore (6)	45,732
Harvey J. Palmer (7)	83,847
Alan H. Resnick (4)	16,934
Carl E. Sassano (8)	267,114
John T. Smith (9)	32,550
Named Executive Officers
Rainer Stellrecht (10)	25,333
Jay F. Woychick (11)	72,130
John J. Zimmer (12)	16,238
All directors and executive officers as a group (15 persons) (13)	1,009,204

(1)	As reported by such persons as of July 1, 2008, with percentages based on [ ] shares issued and outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such person and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options or warrants. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options” or “presently exercisable warrants.” Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to the all of the shares shown as owned by the shareholder. We have omitted percentages of less than 1% from the table.

(2)	The amount shown includes (i) presently exercisable warrants to purchase 13,600 shares; (ii) a presently exercisable option to purchase 1,334 shares; and (iii) 3,131 shares previously awarded under our Amended and Restated Directors’ Stock Plan but deferred. All of these deferred shares will be issued to Mr. Bradley at such time and in accordance with the terms of his prior election.

(3)	Mr. Hadeed, who is listed in the table under “Directors,” is also a named executive officer. The amount shown includes (i) a performance-based restricted stock award of 20,000 shares; and (ii) presently exercisable options to purchase 84,131 shares.

(4)	The amount shown includes (i) presently exercisable warrants to purchase 5,600 shares; and (ii) a presently exercisable option to purchase 1,334 shares.

(5)	The amount shown includes (i) presently exercisable warrants to purchase 13,600 shares; (ii) a presently exercisable option to purchase 1,334 shares; and (iii) 1,165 shares previously awarded under our Amended and Restated Directors’ Stock Plan but deferred. All of these deferred shares will be issued to Ms. Hessler at such time and in accordance with the terms of her prior election.

(6)	The amount shown includes (i) presently exercisable warrants to purchase 13,600 shares; and (ii) a presently exercisable option to purchase 1,334 shares.

(7)	The amount shown includes (i) presently exercisable warrants to purchase 13,600 shares; (ii) a presently exercisable option to purchase 1,334 shares; and (iii) 2,733 shares previously awarded under our Amended and Restated Directors’ Stock Plan but deferred. All of these deferred shares will be issued to Dr. Palmer at such time and in accordance with the terms of his prior election.

(8)	The amount shown includes (i) 3,000 shares held by Mr. Sassano as custodian for their son; and (ii) presently exercisable options to purchase 16,764 shares.

(9)	The amount shown includes (i) 12,150 shares held jointly by Mr. Smith and his wife; (ii) presently exercisable warrants to purchase 13,600 shares; and (iii) a presently exercisable option to purchase 1,334 shares.

(10)	The amount shown includes presently exercisable options to purchase 4,841 shares.

(11)	The amount shown includes presently exercisable options to purchase 26,792 shares.

(12)	The amount shown includes (i) a performanced-based restricted stock award of 6,000 shares; and (ii) a presently exercisable option to purchase 6,667 shares.

(13)	The amount shown includes presently exercisable options and warrants to purchase 264,054 shares and 7,029 shares previously awarded under our Amended and Restated Directors’ Stock Plan but deferred.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors, officers and greater-than-10% shareholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership regarding their holdings in us. For purposes of Section 16(a), our “officers” currently consist of Mr. Hadeed and Mr. Zimmer.

During fiscal year 2008, all of our directors and officers complied in a timely manner with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. In making this statement, we have relied on the written representations of our directors and officers, and copies of the reports that they have filed with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Our board of directors has adopted a written policy for transactions with related persons. Pursuant to the policy, the audit committee reviews and, when appropriate, approves any relationships or transactions in which the company and our directors and executive officers or their immediate family members are participants. Existing related party transactions, if any, are reviewed at least annually by the audit committee. Any director with an interest in a related party transaction is expected to recuse him or herself from any consideration of the matter.

During its review of such relationships and transactions, the audit committee considers (1) the nature of the related person’s interest in the transaction, (2) the material terms of the transaction, including the amount and type of transaction, (3) the importance of the transaction to the related person and to the company, (4) whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company and (5) any other matters the committee deems appropriate.

In addition, to the extent that the transaction involves an independent director, consideration is also given, as applicable, to the listing standards of the Nasdaq Stock Market and other relevant rules related to independence.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Proposals Submitted for Inclusion in Our Proxy Materials

We will include in our proxy materials for the 2009 annual meeting of shareholders, shareholder proposals that comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement. Thus, for the 2009 annual meeting of shareholders, we must receive shareholder proposals submitted for inclusion in our proxy materials no later than March 10, 2009. We will not include in our proxy materials shareholder proposals received after this date. Shareholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

Proposals Not Submitted for Inclusion in Our Proxy Materials

Shareholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as described above, may be brought before the 2009 annual meeting of shareholders in accordance with Rule 14a-4(c) under the Securities Exchange act of 1934, as amended. Pursuant to Rule 14a-4(c), we must receive such proposals no later than 45 days prior to the date of the annual meeting. Thus, for the 2009 annual meeting of shareholders, we must receive shareholder proposals that are not submitted for inclusion in our proxy materials no later than July 4, 2009. In accordance with Rules 14 a-4(c) and 14a-8 , we will not permit shareholder proposals that do not comply with the foregoing notice requirement to be brought before the 2009 annual meeting of shareholders. Shareholder proposals that are not submitted for inclusion in our proxy statement should be mailed to the following address: Transcat, Inc., 35 Vantage Point Drive, Rochester, New York 14624, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, the board of directors does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Charles P. Hadeed
President, Chief Executive Officer
and Chief Operating Officer

Rochester, New York
July 8, 2008

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509 YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. Please fold and detach card at perforation before mailing. (Continued from other side) This proxy is solicited on behalf of our board of directors. This proxy will be voted as specified by you, and it revokes any prior proxy given by you. Unless you withhold authority to vote for one or more of the nominees according to the instructions on the reverse side of this proxy, your signed proxy will be voted FOR the election of the three nominees for directors listed on the reverse side of this proxy and described in the accompanying proxy statement. Unless you specify otherwise, your signed proxy will be voted FOR the other proposals listed on the reverse side of this proxy and described in the accompanying proxy statement. You acknowledge receipt with this proxy of a copy of the notice of annual meeting and proxy statement dated July 8, 2008, describing more fully the proposals listed in this proxy. Dated:, 2008 Signature(s) of shareholder(s) Please date and sign name exactly as it appears on this proxy. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation, indicating his or her title.

PROXY Please fold and detach card at perforation before mailing. TRANSCAT, INC. The undersigned appoints CARL E. SASSANO and CHARLES P. HADEED, and each of them, as proxies for the undersigned, with full power of substitution, to vote all shares of the common stock of TRANSCAT, INC. owned by the undersigned at the annual meeting of shareholders to be held at the company’s headquarters, which are located at 35 Vantage Point Drive, Rochester, New York 14624, on Tuesday, August 19, 2008 at 12:00 noon, local time, and at any adjournments of such annual meeting, reserving to such proxies the right to vote such shares cumulatively to elect the maximum number of director nominees, as follows: 1. Election of Directors FOR all nominees listed below WITHHOLD AUTHORITY to vote for all nominees listed below (except as marked to the contrary) Instructions: To withhold authority to vote for any individual nominee, please strike a line throught the nominee’s name. Richard J. Harrison Harvey J. Palmer John T. Smith 2. Proposal to fix the number of directors constituting the board of directors at nine. FOR AGAINST ABSTAIN 3. Proposal to approve an amendment to Article II, Section 3 of the company’s code of regulations (or bylaws) to be consistent with Section 1701.58 of the Ohio Revised Code which provides in the context of a classified board that shareholders may only remove a director for cause, and to change the voting requirements for such removal. FOR AGAINST ABSTAIN 4. Proposal to approve an amendment to Article XI of the company’s code of regulations to allow the board of directors to amend certain provisions of the code of regulations. FOR AGAINST ABSTAIN 5. Proposal to ratify the selection of BDO Seidman, LLP as the company’s independent registered public accounting firm for the fiscal year ending March 28, 2009. FOR AGAINST ABSTAIN 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting. (Continued and to be signed, on reverse side)